Exhibit 99.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK

“[…***…]”.

AMENDMENT NO. 1

TO

LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO LICENSE AGREEMENT (the “Amendment”) is entered by and between Zymeworks Inc., a corporation organized and existing under the laws of British Columbia, having a place of business at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”), and Iconic Therapeutics, Inc., a Delaware corporation, having an address 442 Littlefield Avenue, South San Francisco, California 94080 USA (“ICONIC”), with effect as of the last date set forth under the signatures of the Parties below (the “Amendment Effective Date” ). Zymeworks and ICONIC may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Zymeworks and ICONIC are parties to that certain License and Agreement dated effective May 13, 2019 (the “Agreement”); and

WHEREAS, ICONIC and Zymeworks wish to amend the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.        Amendments. ICONIC and Zymeworks hereby amend the Agreement as follows:

(a)	Section 3.4.4. The following is added after the second sentence in Section 3.4.4 of the Agreement:

“In the case of clause (i) the terms attached hereto as Exhibit 3.4.4 shall also apply.”

(b)	Exhibit 3.4.4. Exhibit 3.4.4, in the form attached hereto, is hereby attached to and forms part of the Agreement.

2.        Miscellaneous. Capitalized terms that are used but not otherwise defined in this Amendment shall have the meaning attributed to them in the Agreement. This Amendment is hereby incorporated into the Agreement by this reference. Except as expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Scanned and electronic signatures shall be legally binding and shall have the same effect as original signatures.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed on their behalf by their duly authorized representatives with effect as of the Amendment Effective Date.

ZYMEWORKS INC.		ICONIC THERAPEUTICS, INC.

By:	/s/ Neil Klompas	By:	/s/ William Greene
	(Signature)		(Signature)

Name:	Neil Klompas	Name:	William Greene

Title:	Chief Financial Officer	Title:	CEO

Date:	February 26, 2020	Date:	February 20, 2020

Exhibit 3.4.4

Zymeworks shall […***…]1 under the following terms and conditions:

1.

Work Order. ICONIC shall submit to Zymeworks a work order substantially in the format of the template attached as Appendix A to this Exhibit 3.4.4 at least 5 days prior to the requested delivery date, specifying (a) the quantity of the Lead Linker-Cytotoxin ordered for delivery; (b) the requested delivery date for that order; (c) the requested address of the delivery location; and (d) any special shipping instructions (each a “Work Order”). A Work Order hereunder shall not be effective unless and until signed by the Parties and delivered to both Parties.

2.

Delivery Terms. Zymeworks shall deliver the quantities of the Lead Linker-Cytotoxin set forth in each Work Order EXW (Incoterms 2010) the Facilities designated in such Work Order. Unless otherwise provided in the […***…][2], each shipment of the Lead Linker-Cytotoxin supplied hereunder shall be accompanied by […***…][3]. […***…][4]. Unless otherwise provided in the […***…][5], Zymeworks will provide shipping documentation in each shipment of the Lead Linker-Cytotoxin that will specify the following: (a) the Lead Linker-Cytotoxin name, (b) batch number(s), (c) quantity packed per batch number, (d) Work Order number, (e) seal numbers, and (f) number of pallets, containers, dimensions and weight of pallets and containers, and quantity of the Lead Linker-Cytotoxin per container for each batch.

3.

Storage of the Lead Linker-Cytotoxin. ICONIC agrees to store (and, to the extent applicable, cause its vendors, depots and sites to store) all the Lead Linker-Cytotoxin supplied by Zymeworks to ICONIC in a secured GMP-compliant area, in accordance with the storage requirements provided to ICONIC by Zymeworks.

4.	Responsibility of ICONIC. Except as set forth in the […***…][6] provided, that, […***…][7].

5.

Responsibilities of Zymeworks. Zymeworks shall ensure that all Lead Linker-Cytotoxin manufactured directly by Zymeworks pursuant to this Agreement shall have been manufactured in accordance with Applicable Laws, including cGMP (as defined in the Quality Agreement) and shall conform with the Specifications (as defined in the Quality Agreement). To the extent […***…][8]. In the event […***…][9]. Within […***…][10] of delivery to ICONIC, ICONIC may reject any Lead Linker-Cytotoxin that was not manufactured in accordance with Applicable Laws, including cGMP […***…][11] or does not conform with the Specifications […***…][12], and […***…][13].

[1]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[2]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[3]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[4]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[5]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[6]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[7]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[8]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[9]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[10]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[11]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[12]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[13]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.

6.

No Debarment. Zymeworks represents and warrants to ICONIC as of the Amendment Effective Date, neither it nor any of its Affiliates is or has been: (a) debarred by the FDA under 21 U.S.C. § 335a, or to its knowledge, threatened with debarment by a pending proceeding, action, or investigation; (b) excluded from participation in any federal health care program, including Medicare and Medicaid, the U.S. Department of Defense Military Health System, and the U.S. Department of Veterans Affairs, pursuant to the Department of Health and Human Services Office of Inspector General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented by 42 C.F.R. Part 1001 et seq., or the subject of an exclusion proceeding; or (c) otherwise disqualified under 21 C.F.R. Part 58, subpart K or 21 C.F.R. § 312.7 or any other similar federal or state law.

7.

Packaging, Labelling, and Subsequent Distribution for Clinical Use. Following the delivery of each shipment of the Lead Linker-Cytotoxin hereunder, ICONIC will label, store and ship such the Lead Linker-Cytotoxin in compliance with applicable cGMPs and in accordance with all other Applicable Laws.

The terms and conditions set forth in Sections 1 – 7 of this Exhibit 3.4.4 shall only apply to the first order of Lead Linker-Cytotoxin manufactured and supplied under the License Agreement, as evidenced by a Work Order. Any additional orders of Lead Linker-Cytotoxin under the Agreement shall be subject to the terms and conditions of a mutually agreeable supply agreement which the Parties agree to negotiate in good faith if any such additional orders are required.

Appendix A to Exhibit 3.4.4

WORK ORDER NO. [___]

This Work Order No. [___] effective as of the [___] day of [_________], 20[___] (the “Work Order Effective Date”) describes the Lead Linker-Cytotoxin, the manufacture and supply of which is to be arranged by Zymeworks Inc. (“Zymeworks”) for Iconic Therapeutics, Inc. (“ICONIC”) and is issued pursuant to the License Agreement dated effective May 13, 2019 (the “Agreement”).

Iconic Programs:

Compound:    Lead Linker-Cytotoxin

A.	Description of the Lead Linker-Cytotoxin, and the quantity thereof, to be manufactured/supplied:

[____________________________________________________________________]

Specifications pertaining to the Lead Linker-Cytotoxin (as applicable) shall be as set forth in Appendix I hereto.

B.	Schedule

The manufacture and supply of the Lead Linker-Cytotoxin is expected to commence on or about [insert date].

C.	Dependencies

The following is a list of ICONIC’s responsibilities and other requirements necessary to complete this effort. Zymeworks has used this information in establishing the Work Order and Supply Price. In the event an item identified below does not occur in the manner or time frame shown, such circumstances shall constitute a change that may require an adjustment to the Work Order and Supply Price.

ICONIC Responsibilities:

[_____________________________________________________________________]

D.	Report Deliverables

Along with each delivery of the Lead Linker-Cytotoxin, Zymeworks shall deliver to ICONIC the documents prescribed in the Quality Agreement.

E.	Supply Price

TOTAL SUPPLY PRICE:

USD $[_____________]

The total compensation due Zymeworks under this Work Order will not exceed [WRITTEN AMOUNT (numerical amount)]. Upon execution of this Work Order, ICONIC will issue a purchase order. All invoices must include the corresponding ICONIC purchase order number and the name and title of the ICONIC representative receiving a copy of the invoice below before payment will be made. All amounts due under this Statement of Work will be invoiced in United States Dollars to the attention of [ICONIC INVOICING EMAIL ADDRESS], with a copy to [NAME, TITLE AND EMAIL ADDRESS OF RESPONSIBLE ICONIC EMPLOYEE] as follows: [INVOICE SCHEDULE]. All pass through costs must be approved in advance in writing by [NAME, TITLE AND EMAIL ADDRESS OF RESPONSIBLE ICONIC EMPLOYEE] and will not include any administrative or other additional charges. Amounts due for pass through costs will be invoiced in the billing cycle first following the date they are incurred and invoices will indicate which costs are pass through costs. Payment shall be due within 30 days of an undisputed invoice and will be made in accordance with the License Agreement.

F.	ICONIC’s Designated Carrier of the Lead Linker-Cytotoxin:

ICONIC Carrier Name: [________________________________________]

Facility Name and Address: [______________________________________]

G.	Packaging and Labeling (specific instructions/requirements):

[_________________________________________________________________]

The terms and conditions of the Agreement will apply to this Work Order. A portable document format (“.pdf”) copy of this Work Order, including the signature pages, will be deemed an original.

[WORK ORDER SIGNATURE ON NEXT PAGE]

IN WITNESS, WHEREOF, this Work Order No. [___] has been executed by the Parties hereto through their duly authorized officers as of the Work Order Effective Date set forth above.

Iconic Therapeutics, Inc.	Zymeworks Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

APPENDIX 1 to WORK ORDER NO. [___]

Lead Linker-Cytotoxin Specifications

Lead Linker-Cytotoxin Specifications:

Testing Methods: